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Exhibit 10(c)

                        RESTRICTED STOCK AWARD AGREEMENT


    This Restricted Stock Award Agreement (the "Agreement") effective _______________, 1998, by and between Lincoln National Corporation ("LNC") and
_____________________________ (the "Grantee"), evidences the grant by LNC on March 31, 1998 ("Date of Grant"), of a Restricted Stock Award to the Grantee, and the Grantee's acceptance of the Restricted Stock Award in accordance with the provisions of the Lincoln National Corporation 1997 Incentive Compensation Plan (the "Plan") and this Agreement. LNC and Grantee agree as follows:

    1. Number of Shares Granted. The Grantee is awarded __________ shares of LNC common stock (the "Restricted Shares") subject to the restrictions set out in the Plan and in this Agreement. In the event of a stock dividend or stock split, the number of Restricted Shares shall be automatically increased in the same manner as all outstanding shares of LNC common stock ("Shares") and shall be subject to the same restrictions as the underlying Shares.

    2. Restrictions. The Restricted Shares may not be sold, pledged or otherwise encumbered. Grantee shall have voting rights on the Restricted Shares after the Restricted Shares have been issued.

    3. Dividend Equivalent Rights. No dividends shall be payable on the Restricted Shares. A Dividend Equivalent Rights Payment Account ("DER Account") shall be established and maintained for Grantee. Stock units equal in value to dividends attributable to the Restricted Shares shall be credited to the DER Account as of the dividend payable date. These stock units have the same restrictions as the underlying Restricted Shares.

    4. Issuance of Shares. Six months after the Date of Grant, the Secretary of LNC will issue the Restricted Shares, registered in the name of the Grantee, to be held in book entry by the Transfer Agent until the restrictions lapse or until the Restricted Shares are canceled or forfeited. The transfer of these Restricted Shares is restricted under the terms of this Agreement.

    5. Forfeitures.

       (a) At the sole discretion of the Compensation Committee of the LNC Board of Directors ("Committee"), all or part of the Restricted Shares and DER Account will be forfeited and transferred back to LNC as of December 31, 2000 if the corporate performance goals established by the Committee for the 1998-2000 Long-Term Incentive Cycle ("Cycle") are not fully achieved.

       (b) Before January 1, 2001, if Grantee's employment with LNC and all subsidiaries terminates or if Grantee is removed from Senior Contributor status, all Restricted Shares and the DER Account shall be forfeited and transferred back to LNC unless otherwise determined by the Committee.

    6. Compliance with the Noncompete, Nondisclosure and Ideas Provision.  This

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award may be canceled by action of the Committee if the Grantee fails to comply with the noncompetition, nondisclosure and ideas provisions of the Plan. The Grantee must provide the Secretary of LNC with a certification of compliance with these provisions ("Certification") prior to the distribution of Restricted Shares and the DER Account once the restrictions have lapsed.

    7. Lapse of Restrictions. Unless all Restricted Shares have been canceled, forfeited or converted to phantom units (as described below), after receipt of the Certification, any remaining Restricted Shares and Shares representing the number of stock units held in the DER Account shall be immediately distributed to Grantee (or his estate) without restrictions as of a date no later than the first to occur of:

       (a)   January 1, 2004;

       (b) the date of a Change of Control of LNC as that term is defined in the Plan;

       (c) the date of Grantee's retirement on or after January 1, 2001 with Committee consent;

       (d) the date (on or after January 1, 2001) on which the Committee determines the total disability of Grantee;

       (e)   the date of Grantee's death if on or after January 1, 2001; or

       (f) the date (on or after January 1, 2001) on which the Committee, in its sole discretion, removes restrictions from a pro-rata portion of any such Shares if, before January 1, 2001, Grantee shall have retired with Committee consent, died, became totally disabled or been involuntarily terminated without cause.

The Committee may exercise its sole discretion and cause all or a portion of such Restricted Shares and the DER Account to be converted to phantom units to be administered under the terms of the Lincoln National Corporation Executive Deferred Compensation Plan for Employees in the event Grantee is a Reporting Person under Section 16(a) of the Securities Exchange Act of 1934 and the Grantee's employer would be denied a deduction for the value of such converted Restricted Shares and the DER Account.

    8. Tax Withholding. The Grantee must remit to the Secretary of LNC an amount equal to the required tax withholding on the value of the Restricted Shares and the DER Account at such time as they are taxable to the Grantee. Grantee may elect, in accordance with procedures

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established by the Committee, to surrender Shares (including the Shares which are a part of this award) with a Fair Market Value (as defined in the Plan) on the date of surrender which satisfies all or part of the Grantee's and LNC's withholding requirements.


    IN WITNESS WHEREOF, LNC, by its duly authorized officer has signed this Agreement as of the effective date set out above.

                                              LINCOLN NATIONAL CORPORATION


                                              By:
                                                     Jon A. Boscia
                                                     President



PCDocs No. 71029/2
Special LTIC Grant

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